SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 SCHEDULE 13G*
                                (Rule 13d-1(c))

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              CNET NETWORKS, INC.
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  12613R104
                                (CUSIP Number)

                               June 28, 2002
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                           (Page 1 of 9 Pages)

----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 12613R104                13G                    Page 2 of 9 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON (ENTITIES ONLY)
                                             Blue Ridge Limited Partnership
                                             13-3891223
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             7,826,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                             -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             7,826,500
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                             7,826,500
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                             5.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                             PN
-----------------------------------------------------------------------------



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 CUSIP No. 12613R104               13G                    Page 3 of 9 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                JAG Holdings LLC
                                                13-3879585
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     7,826,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     7,826,500
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                     7,826,500
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                     5.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                     OO
-----------------------------------------------------------------------------

CUSIP No. 12613R104                13G                    Page 4 of 9 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                     John A. Griffin
                                                     Not Applicable
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 200,000
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 200,000
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 200,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 IN
-----------------------------------------------------------------------------

CUSIP No. 12613R104               13G                    Page 5 of 9 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is CNET Networks Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 150 Chestnut Street, San Francisco, California 94111.


Item 2(a).     Name of Person Filing:  Blue Ridge Limited Partnership;
                                       JAG Holdings LLC; John A. Griffin

      (b).     Address of Principal Business Office or, if None, Residence:

               660 Madison Avenue - 20th Floor
               New York, NY  10021

      (c).     Citizenship:

               See Item 4 of Cover Pages.

      (d).     Title of Class of Securities:

               Common Stock, par value $0.01 per share (the "Common Stock").

      (e).     CUSIP Number:

               12613R104


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),


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CUSIP No. 12613R104                 13G                    Page 6 of 9 Pages



          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.   Ownership.

            (a) Amount beneficially owned: See Item 9 on Cover Pages
            (b) Percent of class:  See Item 11 on Cover Pages

            (c)(i) Sole power to vote or direct the vote: See Item 5 on Cover
                   Pages
              (ii) Shared power to vote or direct the vote: See Item 6 on
                   Cover Pages
             (iii) Sole power to dispose or direct the disposition: See Item 7 on Cover Pages
              (iv) Shared power to dispose or direct the disposition: See Item
                   8 on Cover Pages


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     JAG Holdings LLC, the general partner of Blue Ridge Limited Partnership, has the power to direct the affairs of Blue Ridge Limited Partnership, including decisions respecting the receipt of dividends from and the proceeds from the sale of Common Stock. Mr. Griffin is the Managing Member of JAG Holdings LLC, and in that capacity directs its operations.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

CUSIP No. 12613R104                 13G                    Page 7 of 9 Pages

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 12613R104                 13G                    Page 8 of 9 Pages


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  July 8, 2002

                              BLUE RIDGE LIMITED PARTNERSHIP
                              By:  JAG HOLDINGS LLC, its General Partner



                              By:  /s/Richard S. Bello
                                   -----------------------------------
                                   Name:   Richard S. Bello
                                   Title:  Managing Director


                              JAG HOLDINGS LLC



                              By:  /s/Richard S. Bello
                                   -----------------------------------
                                   Name:   Richard S. Bello
                                   Title:  Managing Director


                                   /s/ John A. Griffin
                                   -----------------------------------
                                             John A. Griffin

CUSIP No. 12613R104                 13G                   Page 9 of 9 Pages


                                   EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13D-1(k)1


The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


Dated:  July 8, 2002

                              BLUE RIDGE LIMITED PARTNERSHIP
                              By:  JAG HOLDINGS LLC, its General Partner



                              By:  /s/Richard S. Bello
                                   -----------------------------------
                                   Name:   Richard S. Bello
                                   Title:  Managing Director



                              JAG HOLDINGS LLC



                              By:  /s/Richard S. Bello
                                   -----------------------------------
                                   Name:   Richard S. Bello
                                   Title:  Managing Director


                                   /s/ John A. Griffin
                                   -----------------------------------
                                           John A. Griffin